BANTA CORPORATION

                              ECONOMIC PROFIT (EP)

                           INCENTIVE COMPENSATION PLAN

               (As Amended and Restated Effective January 2, 2000)

                                   ARTICLE I

                              Statement of Purpose
                              --------------------

1.1 The purpose of the Banta Corporation (the "Company") Economic Profit ("EP") Incentive Compensation Plan (the "Plan") is to provide an incentive compensation system which promotes and rewards the maximization of shareholder value over the long term. The Plan is designed to create a focus for all participants to achieve the key financial and strategic objectives which drive shareholder value creation. The Plan aims to provide a fair and meaningful reward for achieving or surpassing shareholder value creation goals by directly linking incentive compensation to EP and, thereby, reward management for creating value.

1.2 There are three different performance measures of value creation, EPS, OE, and EP. EPS is the fully diluted earnings per average share of common stock of the Company for the applicable year. OE is used for Participants affiliated with a specific business unit and is the operating earnings of such unit. EP is the performance measure of value creation. EP reflects the benefits and costs of capital employment. Managers create value when they employ capital in an endeavor that generates a return that exceeds the cost of the capital employed. By imputing the cost of capital upon the operating profits generated by the Company or other designated operating unit, EP measures the total value created by management.

             EP = (Net Operating Profit After Tax - Capital Charge)

1.3 Each Plan Participant has a prescribed Target Bonus which is composed of several components. For Participants who are not affiliated with a specific business unit, there are three Target Bonus components: (i) Actual Corporate EP Bonus based on the Company's EP results, (ii) Actual EPS Bonus based on the Company's EPS results, and (iii) if added by the Committee for the Participant, a discretionary component based on such other criteria as the Committee may adopt. For Participants affiliated with a specific business unit, there are five Target Bonus components: (i) Actual Corporate EP Bonus, (ii) Actual EPS Bonus, (iii) Actual Unit EP Bonus based on the EP results of the particular unit with which the Participant is affiliated,
     (iv) Actual OE Bonus based on the OE results of the particular unit with which the Participant is affiliated, and (v) if added by the Committee for the Participant, a discretionary component based on such other criteria as the Committee may adopt. Bonuses that fall within a prespecified


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

     range will be fully paid out. Bonuses falling outside this range are banked in the Participant's Bonus Bank for possible payout in future years.

1.4 The Plan will be administered on a fiscal year basis under the direction and control of the Compensation Committee of the Banta Corporation Board of Directors (the "Committee"). At a meeting of the Committee during the first quarter of each year the Committee will review and approve the list of Plan Participants for such year along with their respective Target Bonus Percentages and respective splits between Target Corporate EP Bonus and Target Unit EP Bonus. In addition, the Committee will annually review and approve the Cost of Capital, Target EP, Improvement Factor, Bonus Table Generator amount for each Value Center of the Plan for such year and the applicable targets for EPS and OE.

                                   ARTICLE II

                    Definition of EP and the Components of EP
                    -----------------------------------------

2.1 "Capital" means the net investment employed in the operations of the Value Center. The components of Capital are as follows:

                        Shareholders Equity
           Plus:        Advances from (to) Corporate
           Plus:        Collected cash overdrafts (balances)
           Plus:        Long-term debt (including current portion) and
                         short-term debt
           Plus:        Deferred taxes (net of future tax benefit)
           Plus:        Accrued (prepaid) income taxes
           Plus:        LIFO Reserve
           Plus:        Goodwill and non-competes recorded on Corporate books
                         (applies to Unit calculations only)
           Plus:        Cumulative goodwill and non-compete amortization
           Plus:        Acquisition earnouts paid
           Plus:        Capitalized leases
           Plus:        Non-cash accruals
           Plus:        Negative EP on acquisitions and/or major R&D projects
                         approved by the Chief Executive Officer
           Plus/Less:   Other capital items as determined by management and
                         approved by the Committee
           Less:        Non-operating Cash
           ----         ------------------
           Equals:      Capital

Each component of Capital will be measured by computing an average balance based on the ending period balance for each period the Value Center closes their books within the year.

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
2.2 "Cost of Capital" will be estimated at the beginning of each year based on the weighted average of the after-tax cost of debt and equity for the year in question for the entire Company. Calculations will be carried to one decimal point.

2.3 "Capital Charge" means the deemed opportunity cost of employing Capital in the Value Center. The Capital Charge is computed as follows:

                   Capital Charge = Capital x Cost of Capital

2.4  "Net Operating Profit After Tax" or "NOPAT"

     "NOPAT" means the after-tax earnings attributable to the capital employed in the Value Center for the year in question. The components of NOPAT are as follows:

                        Operating Earnings Before Income Taxes
           Plus:        Miscellaneous income (excluding interest income)
           Plus:        Current LIFO expense
           Plus:        Change in non-cash accruals
           Plus:        Capitalized lease adjustment
           Plus:        Non-compete amortization
           Plus:        Goodwill amortization
           Plus:        Acquisition earnouts expensed
           Plus:        R&D expense
           Plus:        R&D amortization
           Plus/Less:   Other items as determined by management and approved by
                         the Committee
           Less:        Income Taxes
           ----         ------------
           Equals:      Net Operating Profit After Tax

     Gains and losses on the sale of assets, gains and losses on the disposition of businesses and/or business segments, restructuring charges and other large non-recurring gains and losses will be excluded from NOPAT unless the Committee determines that a specific item should be included.

2.5 "Economic Profit" or "EP" means the NOPAT that remains after subtracting the Capital Charge, expressed as follows:

                        NOPAT
           Less:        Capital Charge
           ----         --------------
           Equals:      EP

     EP may be positive or negative.

2.6 "Value Center" means any unit of operations of the Company, including the Company as a whole, as determined by management and approved by the Committee for the purpose of this Plan.


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

2.7 Operations acquired will be excluded from the EP computations for the first 12 months after acquisition, unless the Committee approves earlier, or later, inclusion based on the facts related to a specific acquisition.

                                  ARTICLE III

                   Definition and Computation of Target Bonus
                   ------------------------------------------

3.1 "Actual EP" means the EP as calculated for the Value Center for the year in question.

3.2 "Target EP" means the level of EP that is expected in order for a Participant of the Value Center to receive one hundred percent (100%) of the Target Bonus attributable to the EP component calculated for that Value Center.

     Target EP is calculated according to the following formula:

     Target EP=Prior Yr's Actual EP + Prior Yr's Target EP + Improvement Factor
                 -------------------------------------------
                                        2

     For the initial year, Target EP for each Value Center will be established by the Committee independent of the above formula.

3.3 "Target Bonus" means the "Target Bonus Percentage" times a Participant's Base Pay actually paid for the year (see article VII for calculations related to a change in a Participant's employment status).

3.4 "Target Bonus Percentage" is determined annually for each Participant by his/her salary grade. The Target Bonus Percentages for 1998 are listed in Exhibit A.

3.5 "Base Pay" means the Participant's base rate of salary excluding bonuses and other benefits or forms of compensation.

3.6 "Improvement Factor" means the prior year's Capital multiplied by X%, where X is uniquely identified annually for each Value Center. For Value Centers which returned a negative EP in the prior year, the Improvement Factor will be a fixed dollar amount rather than an amount based on X. This amount will be approved by the Committee pursuant to Section 1.4.

3.7 "Actual EPS Bonus" means the bonus earned by a Participant based on EPS results for the applicable year and the schedule of positive and negative percentages of the Target Bonus attributable to the EPS results as determined by the Committee.

3.8 "Actual OE Bonus" means the bonus earned by a Participant affiliated with a specific business unit based on OE results for the Value Center for the applicable year and the schedule of positive and negative percentages of the Target Bonus attributable to the OE results as determined by the Committee.

                                   ARTICLE IV

                   Definition and Computation of Actual Bonus
                   ------------------------------------------

4.1 Each Participant shall have his/her Target Bonus subdivided into component targets. Participants who are not affiliated with a specific business unit will have at least two component targets (i.e., the Target Corporate EP Bonus and a target based on EPS) and possibly a third target based on individual criteria determined by the Committee. Participants affiliated with a specific business unit will have at least four component targets (i.e., the Target Corporate EP Bonus, the Target Unit EP Bonus, and targets based on EPS and OE) and possibly a fifth target based on individual criteria provided by the Committee. Unless otherwise specifically provided by the Committee, (i) for a Participant who is not affiliated with a specific business unit, the Target Bonus will be split fifty-fifty between the two basic components and (ii) for a Participant who is affiliated with a specific business unit, the Target Bonus will be split twelve and one-half percent (12.5%) for each of the Target Corporate EP Bonus and the EPS target and thirty-seven and one-half percent (37.5%) for each of the Target Unit EP Bonus and the OE target.

4.2 "Target Corporate EP Bonus" means the percentage of the Target Bonus which is based on total Company EP results.

4.3 "Target Unit EP Bonus" means the percentage of the Target Bonus which is based on the EP results of the unit with which a Participant is affiliated.

4.4 The split between Target Corporate EP Bonus and Target Unit EP Bonus is determined annually for each Participant.

4.5 "Actual Corporate EP Bonus" means the bonus earned by a Participant based on total Company EP results and is calculated by multiplying the Target Corporate EP Bonus by a percentage which is determined as follows:

                             [Actual EP - Target EP]      + 1
                             -----------------------
                             [Bonus Table Generator]

4.6 "Actual Unit EP Bonus" means the bonus earned by a Participant based on the EP results of the unit with which the Participant is affiliated and is calculated by multiplying the Target Unit EP Bonus by a percentage, with such percentage also determined as in Section 4.5.

4.7 "Bonus Table Generator" is the annually determined negative (positive) deviation from Target EP necessary before a zero (two times Target) bonus is earned.


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

4.8 "Combined Bonus" is the sum of the Actual Corporate EP Bonus, Actual Unit EP Bonus, Actual EPS Bonus, Actual OE Bonus, and the bonus applicable to any discretionary criteria applied by the Committee, as applicable for the Participant. The Combined Bonus, whether positive or negative, will be capped at three hundred percent (300%) of Target Bonus for each Participant such that any amounts above (or below for a negative number) three hundred percent (300%) of a Participant's Target Bonus will be ignored for any calculation and other purpose of this Plan.

                                   ARTICLE V

                           Description of Bonus Banks
                           --------------------------

5.1 Establishment of a Bonus Bank. To encourage a long-term commitment by Participants to the Company, all exceptional Combined Bonuses (amounts above 200% of Target Bonus and all negative bonuses) shall be credited to (or debited against in the case of a negative Combined Bonus amount) "at risk" accounts (Bonus Banks), with the level of future payout contingent on sustained high performance and continued employment as provided herein.

5.2 Although a Bonus Bank may, as a result of negative EP, have a deficit, no Participant shall be required, at any time, to reimburse his/her Bonus Bank.

5.3 "Bonus Bank" means, with respect to each Participant, a bookkeeping record of an account to which amounts are credited, or debited as the case may be, from time to time under the Plan and from which bonus payments to such Participants are debited.

5.4 "Bank Balance" means, with respect to each Participant, a bookkeeping record of the net balance of the amounts credited to and debited against such Participant's Bonus Bank. A Participant's Bank Balance shall initially be equal to zero.

5.5  Payout Rules:

     (A) If there is no positive or negative balance in the Bonus Bank carried over from the prior year:
          (1)  Pay out the Combined Bonus up to 200% of Target Bonus.
          (2) Add any portion of the Combined Bonus over 200% of Target Bonus to the Bonus Bank. Unless negative bonuses in subsequent years reduce the payout, the banked amount will be paid out in three equal installments beginning with a payment at the time that bonuses would be paid for the subsequent year.
          (3) If the Combined Bonus is negative for the year, a negative Bonus Bank balance equal to such amount will be created. Any such negative amount will be offset against positive bonuses earned in subsequent years. The first offset will be that 50% of the negative amount will be charged against any bonus up to 200% of the Target Bonus earned in each of the


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

               next two years. If the bonus earned in a year is insufficient to absorb 50% of the negative amount, the remaining negative balance will be carried forward and charged against any subsequent bonus earned. The second offset will be that any amounts earned in excess of 200% of the Target Bonus, which would otherwise be credited to the Bonus Bank, will be reduced by any negative amounts.
          (4)  Carry forward any positive or negative amounts in the Bonus Bank.

     (B)  If there is a positive Bonus Bank balance carried forward:
          (1)  Pay out the Combined Bonus up to 200% of Target Bonus.
          (2) Add any portion of the Combined Bonus over 200% of Target Bonus to the Bonus Bank. Unless negative bonuses in subsequent years reduce the payout, the newly banked amount will be paid out in three equal installments beginning with a payment at the time that bonuses would be paid for the subsequent year.
          (3)  If the Combined Bonus is negative for the year:
               (a) If the negative bonus is greater than the carryover balance, the entire prior positive balance will be eliminated. The remaining negative balance will be treated as though it was the negative bonus earned for the year and will be offset against bonuses earned in subsequent years as in (A)(3) above.
               (b) If the negative bonus is less than the carryover balance, it will reduce any scheduled installment payouts earned in prior years on a prorata basis.

          (4)  Carry forward any positive or negative Bonus Bank balances.

     (C)  If there is a negative Bonus Bank balance carried forward:
          (1) Reduce any positive Combined Bonus for the year, which is up to 200% of the Target Bonus, by 50% of any negative bonus generated in the prior year and any other unabsorbed negative Bonus Bank balance which originated two or more years prior. Pay out the remainder of (i) the Combined Bonus which is up to 200% of the Target Bonus, less (ii) the reductions in the prior sentence.
          (2) If the Combined Bonus is in excess of 200% of the Target Bonus for the year, the excess over 200% will be credited to the Bonus Bank pursuant to (A)(2) above. If a negative balance remains after the reduction in (C)(1), that negative carryover balance will be offset against this credit. After that offset is applied:
               (a) If the remaining balance is positive, it will be treated as though it was the only amount credited to the Bonus Bank for the year and paid out as described in (A)(2).
               (b) If the remaining balance is negative, it will be carried forward and offset against any subsequent bonus earned.
          (3) If the Combined Bonus is negative for the year it will be added to the negative carryover balance and treated in accordance with
               (A)(3).


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

          (4)  Carry forward any positive or negative balances.

     See attached Exhibit B for payout examples.

5.6 Payment of Awards. All amounts payable to Participants shall be paid in cash within 30 days following approval of the calculations by the Committee.

                                   ARTICLE VI

                                Deferred Payment
                                ----------------

6.1 Deferrals. A Participant may elect in advance to defer payment of all or any portion of the payments he/she would otherwise receive pursuant to Sections 5.5 and 5.6. No bonus amount otherwise payable in a year shall be deferred for any year unless the Company shall have received a written notice from the Participant not later than December 31 of the second preceding year specifying the portion of the award which is to be deferred. By way of example, an election to defer any 1998 awards (which would otherwise be paid in early 1999) must be received by December 31, 1997. Any such deferral election shall be irrevocable.

6.2 Deferral Accounts. All amounts so deferred will be credited, as of the dates otherwise payable, to an account created on the Company's books for the Participant. Amounts standing to a Participant's credit in the account shall be paid to the Participant or his designated beneficiary or estate:
     (1) over a period of not more than fifteen years following termination of the Participant's employment by reason of death, disability or normal or early retirement as permitted by the Company's Retirement Plan; and (2) over a period of not more than three years following termination of a Participant's employment for any other reason, in either case at such times and in such installments as shall be determined in the sole discretion of the Committee.

6.3 Interest. Until such time as all amounts in the account are paid in full, a credit in lieu of interest shall be made to the account on December 31 of each year (or on the date of the final installment payment from the account, as the case may be) in an amount equal to interest on the balance from time to time outstanding in the account during the year at a rate equal to the average prime rate of interest less one percentage point. For purposes of this section the "average prime rate of interest" in effect during the applicable period shall be computed by multiplying each prime rate of interest in effect at the Firstar Bank of Milwaukee during such period by the number of days each such rate was so in effect, and by dividing the total number so obtained by the total number of days in such period.


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

                                  ARTICLE VII

                 Plan Participation, Transfers and Terminations
                 ----------------------------------------------

7.1 Participant. "Participant" shall mean an employee employed on a regular full time or part-time basis by the Company and who has been recommended by the Chief Executive Officer to be eligible to participate in the Plan and approved by the Committee. In order to be eligible for a Combined Bonus for a year, the Participant must be designated as such pursuant to Section 1.4. A person shall remain a Participant for other purposes of the Plan as long as he/she has a Bonus Bank balance or a deferred balance.

7.2 New Participants. The percentage (%) of award to which a Participant is entitled in the first year of his/her participation in the Plan is prorated at a rate of 1/12 for each complete month from the date of participation.

7.3 Changing Position Level/Promotions. The Target Bonus of a Participant who has changed position level or has been promoted during a given year and such position change or promotion necessitates a change in the Participant's Target Bonus Percentage will be prorated at a rate of 1/12 for each complete month commencing with the event generating the change and based on his/her Base Pay in each position. Plan Participants who transfer between business units during a year will have their Target Bonuses and unit participation reviewed and approved by the Committee based on the specific circumstances of each situation.

7.4 Retirement, Disability, Involuntary Termination Without Cause or Death. A Participant who retires under the terms of the Company's Retirement Plan, or suffers a "disability", as such term is defined in the Company's long-term disability benefits program and is not reasonably expected by management to return to work, or is involuntarily terminated without cause or who dies shall be eligible to receive the balance of his/her Bonus Bank as of the end of the year pursuant to Article 5.6 after taking into account the actual bonus value for the said year. The actual bonus value for the said year shall be equal to zero dollars ($0) if the Participant has not completed six full months of employment with the Company during the year. Otherwise, the percentage of award for the said year to which a Participant is entitled shall be prorated at a rate of 1/12 for each complete month of employment during the year.

7.5 Voluntary Termination. In the event that a Participant voluntarily terminates employment with the Company on or before the end of the applicable fiscal year, the right of the Participant to his/her Bank Balance and/or any potential current year payout shall be forfeited.

7.6  Termination for Cause. "Cause" shall mean:

          (1) misappropriation by the Participant of funds of the Company or any of its subsidiaries;


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

          (2) the Participant personally and secretly obtaining profits from dealings with the Company or any of its subsidiaries;
          (3) the Participant's unreasonable neglect of, or refusal to perform, his/her duties or responsibilities; and
          (4)  conviction of a serious crime involving moral turpitude.

7.7 Payment and Breach of Agreement. Notwithstanding any other provision of the Plan or any other agreement, in the event that a Participant shall breach any noncompetition agreement with the Company or breach any agreement with respect to the postemployment conduct of such Participant, any remaining payment otherwise due to the Participant hereunder shall be forfeited.

7.8 No Guarantee. Selection as a Participant is no guarantee that benefits under the Plan will be earned or that selection as a Participant will be made in any subsequent year.

                                  ARTICLE VIII

                               General Provisions
                               ------------------

8.1 Withholding of Taxes. The Company shall have the right to withhold the amount of taxes, which in the determination of the Company, are required to be withheld under law with respect to any amount due or paid under the Plan.

8.2 Expenses. All expenses and costs in connection with the adoption and administration of the Plan shall be borne by the Company.

8.3 No Prior Right or Offer. Except and until expressly granted pursuant to the Plan, nothing in the Plan shall be deemed to give any employee any contractual or other right to participate in the benefits of the Plan.

8.4 Rights Personal to Participant. Any rights provided to a Participant under the Plan shall be personal to such Participant, shall not be transferable (except by will or pursuant to the laws of descent or distribution), and shall be exercisable, during his/her lifetime, only by such Participant.

8.5 Distribution of Bank Balances Upon Termination of the Plan. Upon termination of the Plan, the Bank Balance of each Participant shall be distributed as soon as practicable but in no event later than 90 days from such event.

                                   ARTICLE IX

                                   Limitation
                                   ----------

9.1 No Continued Employment. Nothing contained herein shall provide any Participant with any right to continued employment or in any way abridge the rights of the


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

     Company to determine the terms and conditions of employment and whether to terminate employment of any Participant

9.2 No Vested Rights. Except as otherwise provided herein, no Participant or other person shall have any claim of right (legal, equitable, or otherwise) to any award, allocation, or distribution or any right, title, or vested interest in any amounts in his/her Bonus Bank and no officer or employee of the Company or any other person shall have any authority to make representations or agreements to the contrary. No interest conferred herein to a Participant shall be assignable or subject to claim by a Participant's creditors. The right of the Participant to receive a distribution hereunder shall be an unsecured claim against the general assets of the Company, and the Participant shall have no rights in or against any specific assets of the Company as the result of participation hereunder.

9.3 Not Part of Other Benefits. The benefits provided in this Plan shall not be deemed a part of any other benefit provided by the Company to its employees. The Company assumes no obligation to Participants except as specified herein. This is a complete statement, along with the Exhibits attached hereto, of the terms and conditions of the Plan.

9.4 Other Plans. Nothing contained herein shall limit the Company or the Committee's power to grant bonuses to employees of the Company, whether or not Participants in this Plan.

9.5 Limitations. Neither the establishment of the Plan nor the grant of an award hereunder shall be deemed to constitute an express or implied contract of employment for any period of time or in any way abridge the rights of the Company to determine the terms and conditions of employment or to terminate the employment of any Participant with or without cause at any time.

9.6 Unfunded Plan. This Plan is unfunded. Nothing herein shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Participant.

                                   ARTICLE X

                                   Authority
                                   ---------

10.1 Committee Authority. Except as otherwise expressly provided herein, full power and authority to interpret and administer this Plan shall be vested in the Committee. The Committee may from time to time make such decisions and adopt such rules and regulations for implementing the Plan as it deems appropriate for any Participant under the Plan. Any decision taken by the Committee arising out of or in connection with the construction, administration, interpretation and effect of the Plan shall be final, conclusive and binding upon all participants and any person claiming under or through them.

10.2 Board of Directors Authority. The Board shall be ultimately responsible for administration of the Plan. The Board or the Committee, as appropriate, shall work with the Chief Executive Officer of the Company in all aspects of the administration of the Plan.

                                   ARTICLE XI

                                     Notice
                                     ------

11.1 Any notice to be given pursuant to the provisions of the Plan shall be in writing and directed to the appropriate recipient thereof at his/her business address or office location.

                                  ARTICLE XII

                                 Effective Date
                                 --------------

12.1 This Plan was originally effective as of January 1, 1998. The effective date of this restatement is January 2, 2000.

12.2 The Plan is intended to remain in force indefinitely beginning on the first day of each fiscal year after the effective date hereof, unless the Board of Directors, in its discretion, terminates it by resolution and notifies the Participants.

                                  ARTICLE XIII

                                   Amendments
                                   ----------

13.1 Amendment. This Plan may be amended or terminated at any time at the sole discretion of the Board upon the recommendation of the Committee. The annual activities of the Committee pursuant to the Plan are not Plan amendments, including but not limited to the determinations pursuant to
     Section 1.4.

13.2 Protected Benefits. Notwithstanding the foregoing, after the last day of an applicable fiscal year, other than 1998, the Plan may not be amended or the Participants revised such that the Participant receives less than the amount payable by the Plan nor may an amendment reduce or eliminate any previously banked amount under Article V prior to such amendment or revision. For 1998, the Committee, at its discretion, has the right to make any retroactive changes to the terms and conditions of the Plan it deems necessary and prudent up to and including the date of payment of bonuses pursuant to Section 5.6.


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

13.3 Notice. Notice of any amendment or termination shall be given promptly to each Participant.

                                  ARTICLE XIV

                                 Applicable Law
                                 --------------

14.1 This Plan shall be construed in accordance with the provisions of the laws of the State of Wisconsin to the extent not preempted by Federal law.



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